Tidal Trust I 485BPOS

Exhibit 99(i)(xxxvii)

July 24, 2025

Tidal Trust I

234 West Florida Street, Suite 203

Milwaukee, Wisconsin 53204

Ladies and Gentlemen:

We consent to the incorporation by reference in this Registration Statement of our opinion dated July 30, 2021 regarding the sale of an unlimited number of shares of beneficial interest of the SonicSharesTM Global Shipping ETF, a series of Tidal Trust I. In giving this consent, however, we do not admit that we are experts or within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

Very truly yours, /s/ Godfrey & Kahn, S.C. GODFREY & KAHN, S.C.